Exhibit 10.49

SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT

THE SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is made, effective as of January 1, 2016, by Ross Stores, Inc. (the “Company”) and Michael Balmuth (the “Executive”). The Executive and the Company previously entered into an Employment Agreement, effective June 1, 2012 (attached hereto) and amended effective March 15, 2015, and it is now the intention of the Executive and the Company to amend the Employment Agreement as set forth below. Accordingly, the Company and the Executive hereby agree as follows:

1.
Paragraph 3 of the Employment Agreement is hereby amended by deleting the phrase “at the Company’s New York buying office” and inserting the phrase “primarily at the Company’s corporate headquarters in Dublin, California” in place thereof.

2.	Paragraph 4(i) of the Employment Agreement is hereby amended by deleting the last sentence thereof and inserting the following at the end thereof:

“Notwithstanding the foregoing, the Executive and his spouse will be entitled to continue to receive until their respective deaths, at no cost on an after-tax basis to the Executive and his spouse, all benefits available to the Executive as of June 1, 2012 (or, except in the case of medical, dental and vision benefits, their cash equivalent, which together with any applicable tax gross-up shall be paid to the Executive (or his spouse, if she survives the Executive) during the 60-day period immediately following the applicable year), including those benefits enumerated in paragraphs 4(i) and 4(j) herein, provided that the level of medical, dental and vision coverage shall in no event be less than the greater of (i) the level of such coverage provided to the Company’s Chief Executive Officer during the then current year and (ii) the level of such coverage provided to the Executive and his spouse on June 1, 2012 (as described in the Aetna Schedule of Benefits and the Aetna Benefit Plan Booklet for the PPO Medical Plan (GR-9N, Certificate GP-724710), both effective January 1, 2011; the Ross Stores, Inc. Dental Plan Schedule of Benefits (Metropolitan Group Policy 105624-1-G), effective January 1, 2013; and the VSP Vision Care for Life Summary, effective January 1, 2013) (the greater of the coverage referred to in clauses (i) and (ii) shall be referred to as the “Minimum Coverage”). In the event that, following termination of the Executive’s employment, such coverage may no longer be extended to the Executive (a) due to the terms of the Company’s health care plans, (b) under applicable law, or (c) because such coverage is no longer available, the Company shall purchase and maintain a health insurance policy or policies, or otherwise provide coverage, for the Executive and his spouse at the level of coverage equal to the Minimum Coverage. The Executive may retain an appropriate third party consultant (at the sole expense of the Company) to verify that the level of coverage provided under such policy, policies or otherwise is equal to or greater than the Minimum Coverage.”

Except for the amendment as set forth above, the Employment Agreement and all of its terms remain in force and in effect.

Exhibit 10.49

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first written above.

ROSS STORES, INC.	EXECUTIVE

/s/G. Orban	/s/Michael Balmuth
By: George P. Orban	Michael Balmuth
Chairman of the Compensation Committee

Date	Date

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